Exhibit 3.1



                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                              TAYLOR MADISON CORP.

                *     *     *     *     *     *     *     *     *

     TAYLOR MADISON CORP., a Florida Corporation (the "Corporation"), hereby certifies as follows:

     1. The Articles of Incorporation of the Corporation, originally filed with the Florida Department of State on September 26, 2001 (the "Articles of Incorporation"), are hereby amended by deleting the present form of Article 1 in its entirety and by substituting, in lieu thereof, the following:

                                   "ARTICLE 1
                                   ----------
                                      NAME
                                      ----

     The name of the corporation (the "Corporation") is: TELZUIT MEDICAL TECHNOLOGIES, INC."

     2. The Articles of Incorporation are hereby amended by deleting the first paragraph of Article 4 in its entirety and by substituting, in lieu thereof, the following:

                                   "ARTICLE 4
                                   ----------
                                  CAPITAL STOCK
                                  -------------

     The total number of shares of stock the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock")."

     3. The foregoing amendments shall become effective as of the close of business on the date these Articles of Amendment are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

     4. The amendments recited in Sections 1 and 2 above have been duly adopted in accordance with the provisions of Sections 607.1003 and .1006, Florida Statutes, at a special meeting of the shareholders held on August 18, 2005; and the number of votes cast for each amendment by the shareholders having been sufficient for approval.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its President this 18th day of August, 2005.

                                          TAYLOR MADISON CORP.

                                          By:/s/ Don Sproat
                                          ---------------------
                                          Don Sproat, President

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